Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of our report dated February 18, 2009 relating to the financial statements of United States Natural Gas Fund, LP as of December 31, 2008 and 2007 and for the year ended December 31, 2008, and the periods from April 18, 2007 (commencement of operations) through December 31, 2007 and September 11, 2006 (inception) through December 31, 2006 and the effectiveness of United States Natural Gas Fund, LP’s internal control over financial reporting for the year ended December 31, 2008 dated  February 18, 2009, and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 23, 2009